EXHIBIT 99


FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT
September 29, 1999                        Chuck Ebeling, 630/623-6150



Jeanne P. Jackson Named to McDonald's Board of Directors

Oak Brook, IL -- Jack M. Greenberg, Chairman and Chief Executive Officer of McDonald's Corporation, today announced that McDonald's Board of Directors has elected Jeanne P. Jackson, President and CEO of Banana Republic, a Gap, Inc. brand, to McDonald's Board. Ms. Jackson is also CEO of Gap, Inc. Direct, managing E-Commerce businesses for all three Gap brands, as well as the Banana Republic Catalog.

Commenting on Ms. Jackson's election, Greenberg said, "Jeanne Jackson has a distinguished, dynamic career in retailing and has been responsible for positioning Banana Republic as a leading lifestyle brand. As we continue our quest to make McDonald's the world's best quick service restaurant experience, I believe she will bring valuable insights and analysis to McDonald's Board. Her addition enriches the diversity of talent and expertise on the Board."

Jackson has built an organization at Banana Republic that creates, produces and distributes product across three channels of distribution... retail stores, catalog, and in mid-October on the Internet. Her influence on Banana Republic has solidified its identity as a relevant brand that offers clothing and accessories for the modern versatile lifestyle.

McDonald's is the largest and best-known global food service retailer, with more than 25,000 restaurants across 117 countries.